Exhibit 10.60

February 24, 2004

Mark Hug

Dear Mark:

As a result of the decision by VeraVest Investments, Inc. to discontinue the sale of non-proprietary products, First Allmerica Financial Life Insurance Company (the “Company”) has concluded that your position will be eliminated. This is formal notice that your position will be eliminated on February 29, 2004 (the “Position Elimination Date”). This letter agreement is a mutually acceptable severance agreement which contains a release and waiver of any potential claim arising out of your employment relationship or the termination of your employment relationship (this Agreement is hereinafter referred to as the “Separation Agreement” or “Agreement”). It is important that you read and understand the following terms:

1.	Resignation: You will resign as President of the Company and any other titles or officer or director positions that you hold in subsidiaries or affiliates of the Company. Your resignation will be effective as of the close of business on February 27, 2004 and will be in the form of Exhibit B attached.

2.	Termination Date and Compensation. At the close of business on February 27, 2004, in exchange for your execution of this Separation Agreement, you will receive fifty-two (52) weeks of severance as a paid leave. During a paid leave of absence, you will continue to receive your current compensation and existing fringe benefits, except that after your Position Elimination Date you will not be eligible for additional vacation accrual or be eligible to participate in the Group Disability Plan. In addition, your participation in the Group Accidental Death Plan and Group Life Insurance will continue for three (3) months from your Position Elimination Date or until your paid leave ends, whichever occurs first. Life conversion or portability is available once coverage ends. You will be eligible for a Company 401(k) matching contribution while in a paid leave status. At the close of business on the date your paid leave ends, your employment will be terminated. This will be your “Termination Date”. If you do not wish to receive fifty-two (52) weeks of severance as a paid leave and would rather receive a lump sum payment equal to fifty-two (52) weeks of base compensation, you must return Attachment A to Mary Eldridge at Mail Station No. N106.

If you do not return Attachment A, you will receive your severance in the form of a paid leave. Your additional weeks of paid leave or your lump sum payment, if you so select, is hereinafter referred to as your “Severance Compensation”. Your Severance Compensation will be paid to you following the Effective Date of this Separation Agreement (as defined in Paragraph 22).

3.	Bonus Payment. On the first payroll date after this Agreement becomes effective, the Company will pay you a bonus payment of $100,000.00.

4.	Vacation Entitlement. The Company will also pay you for any accrued unused vacation time to which you are entitled as of your Position Elimination Date. Signing this Agreement is not required for you to receive your accrued unused vacation pay.

5.	Outplacement. The Company will provide you with Executive outplacement assistance as described in the enclosed materials.

6.	2003 Incentive Compensation. You shall receive a Short-Term Incentive Compensation Award for 2003 payable on the first payroll date following the Effective Date of this Agreement. This award shall be in the amount of $281,250.00. You will not be a participant in the 2004 Short-Term Incentive Compensation Plan.

7.	Withholding. You acknowledge that any payments made pursuant to this Agreement will be subject to appropriate Federal and State withholding.

8.	Unvested Stock Options. Notwithstanding any provisions in the Allmerica Financial Corporation Amended Long-Term Incentive Plan (the “Stock Plan”) or the terms of any documentation you received upon the granting of options to you, you hereby agree that any unvested options which you hold as of February 29, 2004, shall be forfeited by you and returned to the Company for no consideration.

9.	Confidentiality. The terms and conditions of this Separation Agreement shall be held in confidence by the Company and by you, except as may be required by law, by state or federal tax or regulatory agencies (including if the Company determines that this Separation Agreement is required to be filed with, or described in, any filing with the Securities and Exchange Commission), by an order of a court of competent jurisdiction, or as may be necessary by either party in connection with the enforcement of the terms hereof.

You agree not to directly or indirectly discuss with or provide information to the news media, legislative or regulatory bodies, the brokerage, financial or insurance communities, current employees or officers of the Company, or in any form of communication reveal, in any way, information which is detrimental to the best interest of Allmerica Financial Corporation, its direct and indirect subsidiaries and its/their directors, officers and employees.

Should you breach the provisions of this section, the Company shall have the right to the return of the Severance Compensation set forth in Paragraph 1 and the bonus payment set forth in Paragraph 3.

10.	Non-Solicitation: You agree for a period of two years following the termination of your employment with the Company that you will not directly or indirectly solicit any client or policyholder of the Company or its affiliates or assist any other person or entity to do so or solicit, recruit or hire or assist or encourage a third party to solicit, recruit or hire the services of any then current employee, agent or broker of the Company or its affiliates.

11.	Proprietary Information: You acknowledge that your position with the Company has been one of high trust and confidence and that in the course of your services to the Company you have had access to and contact with Proprietary Information. You agree not to disclose to others, or use for your benefit or the benefit of others, any Proprietary Information. For purposes of this Agreement, “Proprietary Information” shall mean confidential information concerning the business, prospects and goodwill of Allmerica Financial Corporation, the Company and/or their respective subsidiaries /affiliates including, by the way of illustration and not limitation, all confidential information (whether or not patentable and whether or not copyrightable) owned, possessed or used by Allmerica Financial Corporation, the Company and/or their respective subsidiaries/affiliates including, without limitation, any confidential vendor information, policyholder information, potential policyholder lists, trade secrets, reports, new product information, technical data, software, software documentation, software development, marketing or business plans, unpublished financial information, budgetary/price/cost information, agent, broker, reinsurer, employee or insured lists or confidential information involving policy forms, litigation or claim matters, including potential claim matters.

12.	Remedies: You acknowledge that any breach of the provisions of Sections 9, 10, and 11 of this Agreement shall result in serious and irreparable injury to Allmerica Financial Corporation, the Company and/or their respective subsidiaries or affiliates (hereinafter in the aggregate referred to as “AFC”) for which AFC cannot be adequately compensated by monetary damage alone. You agree, therefore, that in addition to any other remedy which it may have, the Company shall be entitled to specific performance of Sections 9, 10 and 11 of this Agreement by you and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

13.	Removal from Continuity Plan: You hereby are removed as a participant in the Allmerica Financial Corporation Employment Continuity Plan as of February 29, 2004.

14.	Cooperation with the Company. You agree to be generally available to respond to questions and/or inquiries and provide other information concerning matters that were within the scope of your responsibilities during your employment with the Company. It is anticipated that most matters can be addressed through phone calls and/or e-mails. Certain matters, however, may require meetings at mutually acceptable times and places. You also agree to cooperate fully with the Company in connection with any existing or future litigation against the Company to the extent the Company deems your cooperation necessary. The Company will attempt to minimize the disruption in your life in such event.

15.	Return of Company Property. You agree to promptly return all Company property of any kind whatsoever in your possession.

16.	Rehire. If you are subsequently rehired by the Company, its subsidiaries or affiliates after your receipt of the Severance Compensation, you understand and acknowledge that some of your benefits upon your rehire, including possible future severance compensation, will be based on your rehire date.

17.	Group Insurance Continuation/COBRA benefits. At the end of your employment, you may elect to extend coverage of existing health care benefits for an additional eighteen (18) months in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) by paying 102% of the Company’s group rate for coverage. Additional details concerning COBRA coverage will be provided separately.

18.	Cash Balance Plan. You are eligible to receive a Cash Balance Plan award for 2003. You will receive this award when the award is made to employees. You are not eligible for a Cash Balance Plan award for 2004.

19.	New Employment. If you are in a paid leave and you commence new employment with an entity other than the Company during your paid leave, the Company will commute and pay you in a lump sum the unpaid balance of your paid leave. If you accept re-employment with the Company, you will not be entitled to any unpaid Severance Compensation due or payable after your acceptance. New employment shall mean full-time employment wherein you are eligible for group medical benefits, the providing of consulting services on a full time basis, or the engaging on a full time basis, in a sole proprietorship or partnership. Full time basis shall mean an average of 30 hours or more a week.

20.	By-Law Indemnification. The Company hereby confirms that you are entitled to indemnification pursuant to the terms and conditions of Section 8 of the Company’s By-Laws, as said terms and conditions may exist from time to time. A copy of the existing By-Laws is attached to this Agreement as Exhibit C.

21.	General Release. In consideration for the amounts paid in Paragraph 1 and 3, and for other good and sufficient consideration contained herein and otherwise, the receipt of which is hereby acknowledged, you hereby release and discharge the Company and its past or present officers, directors, stockholders, employees, agents and attorneys, whether directly or indirectly, and whether individually or in their official capacities (collectively, the “Releasees”), from all actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, claims and demands whatsoever, including without limitation, all claims in law or in equity (collectively, “Claims”) which you ever had, now have or hereafter may have against the Releasees to the date of your execution of this Agreement, including any claims for any alleged violation of any federal, state, or local law, regulation or public policy relating to or having any bearing, directly or indirectly, on the operations or practices of Company, the terms and conditions of your employment with Company or the ending of your employment with Company. You confirm and warrant that you have not caused or permitted to be filed, nor will you cause or permit to be filed in the future, any pending charge, complaint or action against the Releasees and that you have not assigned any claim you have or may have against the Releasees to any person or entity. You agree not to make, assert or maintain any charge, claim, demand or cause of action, which is released by this Agreement.

In addition, you understand and acknowledge that there are various federal, state and local laws that prohibit employment discrimination on the basis of age, sex, race, color, marital status, national origin, religion, disability, sexual orientation and other categories, and that these laws are enforced by the courts and various government agencies. You intend to give up any rights you may have under these laws or any other laws with respect to your affiliation with the Releasees, employment by the Company, or the ending of your employment with the Company. You hereby release and forever discharge the Releasees from any and all actions, causes of action and claims whatsoever for wages, severance, stock options, bonuses, damages, including pain and suffering and emotional harm arising out of any promise, agreement or contract, known or unknown, suspected or unsuspected, you ever had, now have, or shall have against the Releasees with respect to any matter, event or condition occurring or arising on or prior to the date of your execution of this Agreement, including, but not limited to, claims for breach of an implied or expressed employment contract, claims for unlawful discharge, claims alleging a violation of federal and state wage and hour laws, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, Section 1981 of the Civil Rights Act of 1991, The Americans with Disabilities Act, The Equal Pay Act, The Family Medical and Leave Act, federal and state Wage and Hour Laws, the Employee Retirement Income Security Act of 1974, federal and state whistle blower laws and other claims pursuant to federal, state or local law regarding discrimination based on race, age, sex, religion, marital status, disability, sexual orientation, or national origin, claims for alleged violation of any other local, state, and federal law, regulations, ordinance or public policy having any bearing whatsoever on the terms or conditions of your employment with the Company, the ending of such employment, as well as all claims pursuant to common law, or claims arising directly or indirectly out of your employment by or separation from employment with the Company. You further agree to release and discharge the Releasees not only from any and all claims which you could have made on your own behalf but also from those which may or could be brought by any person, governmental authority or organization and waives any right to become, and promises not to become, a member of any class in any proceeding or case in which a claim against the Releasees arises, in whole or in part, from any event which occurred on or prior to the date of this Agreement. Not withstanding the foregoing, nothing in this Agreement shall preclude you from (a) participating in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or state civil rights agency, but you hereby waive any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding, or (b) exercising your rights under COBRA.

THIS MEANS THAT, BY SIGNING THIS AGREEMENT, YOU HAVE WAIVED ANY RIGHTS YOU MAY HAVE OR HAD TO BRING A LAWSUIT OR MAKE A CLAIM AGAINST THE RELEASEES BASED ON ANY ACTS OR OMISSIONS TAKEN BY THE COMPANY UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

22.	Period for Review and Revocation. You acknowledge and agree that you have been given a reasonable period of time within which to consider this letter Agreement, up to and including forty-five (45) days. If you fail to return this letter Agreement within 45 days of the date you receive this Separation Agreement or within 45 days of your Position Elimination Date, which ever is later, the Company will consider you to have rejected its offer of the payment and benefits provided herein. You also represent that you have read carefully and fully understand the terms of this Agreement, and that you have had the opportunity to consult with an attorney, and that you have been advised by the Company to consult with an attorney, prior to signing this Agreement. You acknowledge that any changes to this Agreement, material or otherwise, will not restart the 45-day review period. You agree and understand that you may accept and sign this Agreement prior to the expiration of the 45-day Review Period, provided your acceptance is knowing and voluntary. You further acknowledge that you are executing this letter agreement voluntarily and knowingly and that notwithstanding your voluntary and knowing execution, you may revoke your consent to this Agreement at any time within seven (7) days of the date of its execution and shall not become effective until this 7 day period has expired. Whether you sign this Agreement at or prior to the execution of the 45-day review period, the 7-day revocation period may not be shortened or waived. The “Effective Date” will be the eighth (8th) day after you sign it. If you do not notify the Company in writing, within the seven (7) day revocation period that you are exercising your right of revocation, the Agreement will automatically become effective.

The Company’s Human Resources Department has assembled data concerning the individuals eligible for consideration as well as those affected by this reduction in force, their job titles and ages. This data is attached to this Agreement. You should be aware that employees whose positions are eliminated or whose employment is terminated are not entitled to any Severance Compensation if they do not execute this Agreement.

23.	Arbitration. If any dispute shall arise between you and the Company with reference to the interpretation of this Agreement or the rights of any party with respect to any transaction under this Agreement, the dispute shall be referred to arbitration and/or mediation under National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall take place in the Commonwealth of Massachusetts and the arbitration proceedings are to be governed by the rules of the American Arbitration Association, as applicable. The decision of the arbitrator shall be final and binding upon you and the Company and judgement upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof.

The expense of the arbitrator and of the arbitration shall be equally divided between you and the Company. Arbitration is the sole remedy for disputes arising under this Agreement.

24.	Voluntary Execution. Your signature below is an acknowledgment that you have read this Agreement, understand it, and that you are entering into it voluntarily.

25.	Successors and Assigns. This Agreement shall be binding upon you, your heirs, executors, administrators and assigns and upon the Company, its successors and assigns.

26.	Completeness of Agreement. This Agreement contains all the terms and conditions agreed upon by the parties with reference to the subject matter contained in this Agreement. No other agreement, oral or otherwise, will be deemed to exist or to bind either of the parties to this Agreement. This Agreement cannot be modified except by a written instrument signed by both parties.

27.	Severability: The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or be invalid under such law, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating or nullifying the remainder of that provision or any other provision of this Agreement.

28.	Massachusetts Law: This Agreement shall be executed as an agreement under seal and it shall be governed by the laws of the Commonwealth of Massachusetts.

Very truly yours,

FIRST ALLMERICA FINANCIAL

LIFE INSURANCE COMPANY

By:    /s/    Mary M. Eldridge

Assistant Vice President

I knowingly understand and voluntarily agree, and accept the terms and conditions set forth above.

/s/    Mark Hug

Mark Hug

Date: 02/27/04